Exhibit 99.1
Press Release

For more information contact:

Media Relations: Britt Zarling Vice President, Corporate Communications Fiserv, Inc. 678-375-1595 britt.zarling@fiserv.com	Investor Relations: Paul Seamon Vice President, Investor Relations Fiserv, Inc. 262-879-5727 paul.seamon@fiserv.com

For Immediate Release

Fiserv Reports Fourth Quarter and Full Year 2017 Results
GAAP revenue growth and internal revenue growth of 6 percent in the quarter;
GAAP revenue growth of 3 percent and internal revenue growth of 4 percent for the year;
GAAP EPS from continuing operations increase of 38 percent for the year;
Adjusted EPS increase of 16 percent for the year;
Operating cash flow up 4 percent and free cash flow up 13 percent for the year;
Company expects 2018 internal revenue growth of at least 4.5 percent and adjusted EPS growth of 22 to 27 percent

Brookfield, Wis., February 7, 2018 – Fiserv, Inc. (NASDAQ: FISV), a leading global provider of financial services technology solutions, today reported financial results for the fourth quarter and full year 2017.

Fourth Quarter and Full Year 2017 GAAP Results
GAAP revenue for the company increased 6 percent to $1.52 billion in the fourth quarter of 2017 compared to the prior year period, with 7 percent growth in the Payments segment and 4 percent growth in the Financial segment. Full year 2017 GAAP revenue for the company increased 3 percent to $5.70 billion versus last year, with 5 percent growth in the Payments segment and 2 percent growth in the Financial segment. GAAP revenue growth in 2017 included the effects of acquisitions and the divestiture of the company’s Australian item processing business in May 2017.

GAAP earnings per share from continuing operations was $2.50 in the fourth quarter of 2017 and $5.71 for the full year, increasing 155 percent and 38 percent, respectively, compared to the prior year periods. GAAP earnings per share from continuing operations in 2017 included discrete tax benefits from the December 2017 enactment of The Tax Cuts and Jobs Act of $1.30 per share and $1.28 per share in the fourth quarter and full year, respectively. GAAP earnings per share from continuing operations also included net investment gains of $0.09 per share and

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$0.39 per share in 2017 and 2016, respectively, driven by the disposition of a business and a business interest at StoneRiver Group, L.P. ("StoneRiver"), a joint venture in which the company owns a 49 percent interest.

GAAP operating margin was 28.1 percent in the fourth quarter of 2017 and 26.9 percent for the full year, increasing 200 basis points and 70 basis points, respectively, compared to the prior year periods.

Net cash provided by operating activities was $1.48 billion in 2017 compared with $1.43 billion in the prior year, an increase of 4 percent. Net cash provided by operating activities included cash distributions from StoneRiver of $45 million and $151 million in 2017 and 2016, respectively.

"We had an excellent finish to the year, allowing us to deliver on our financial commitments and achieve double-digit adjusted earnings per share growth for the 32nd consecutive year," said Jeffery Yabuki, President and Chief Executive Officer of Fiserv. "Our strong performance in closing the year provides momentum as we enter 2018."

Fourth Quarter and Full Year 2017 Non-GAAP Results and Additional Information

•	Adjusted revenue increased 7 percent to $1.44 billion in the fourth quarter of 2017 and 4 percent to $5.42 billion for the full year compared to the prior year periods.

•	Internal revenue growth for the company was 6 percent in the fourth quarter of 2017, with 7 percent growth in the Payments segment and 5 percent growth in the Financial segment.

•	Internal revenue growth for the company was 4 percent for the full year, with 5 percent growth in the Payments segment and 3 percent growth in the Financial segment.

•	Adjusted earnings per share increased 22 percent to $1.41 in the fourth quarter of 2017 and 16 percent to $5.12 for the full year compared to the prior year periods.

•	Adjusted operating margin increased 190 basis points to 34.0 percent in the fourth quarter of 2017 and 60 basis points to 32.8 percent for the full year compared to the prior year periods.

•
Free cash flow increased 13 percent to $1.22 billion for the full year compared to the prior year. Cash distributions from StoneRiver of $45 million were not included in the company's free cash flow results in 2017.

•
The company repurchased 9.7 million shares of common stock for $1.17 billion in 2017, which included 1.5 million shares of common stock for $189 million in the fourth quarter. As of December 31, 2017, the company had 10.7 million remaining shares authorized for repurchase.

•	In December 2017, we executed a definitive agreement to sell the retail voucher business acquired as part of the Monitise acquisition for £37 million. The sale was completed on January 10, 2018.

•
In early 2018, we were named one of FORTUNE Magazine World's Most Admired Companies® for the fifth consecutive year. The company received high category marks in innovation, use of corporate assets and long-term investment value.

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Sale of Majority Share of Lending Solutions Business
Today we announced a definitive agreement to sell the majority share of our Lending Solutions business to Warburg Pincus LLC ("Lending Transaction"). We will retain a 45 percent interest in the newly formed joint venture, which will include all of our automotive loan origination and servicing products, as well as our LoanServ platform.

Outlook for 2018
Fiserv expects internal revenue growth of at least 4.5 percent for the year. The company also expects adjusted earnings per share in a range of $6.05 to $6.30 which represents growth of 22 to 27 percent over 2017 as adjusted for the Lending Transaction which is targeted to close in the first quarter of 2018.

"We expect accelerated internal revenue growth in 2018 resulting primarily from continuing growth in high-value solutions," said Yabuki. "In addition, we intend to invest a portion of the tax rate benefit which we believe will enhance our future performance."

Earnings Conference Call
The company will discuss its fourth quarter and full year 2017 results on a conference call and webcast at 4 p.m. CT on Wednesday, February 7, 2018. To register for the event, go to Fiserv.com and click on the Q4 Earnings webcast link. Supplemental materials will be available in the "Investor Relations" section of the website.

About Fiserv
Fiserv, Inc. (NASDAQ: FISV) enables clients worldwide to create and deliver financial services experiences in step with the way people live and work today. For more than 30 years, Fiserv has been a trusted leader in financial services technology, helping clients achieve best-in-class results by driving quality and innovation in payments, processing services, risk and compliance, customer and channel management, and insights and optimization. Fiserv is a member of the FORTUNE® 500 and has been named among the FORTUNE Magazine World's Most Admired Companies® for five consecutive years, recognized for strength of business model and innovation leadership. For more information, visit Fiserv.com.

Use of Non-GAAP Financial Measures
In this earnings release, the company supplements its reporting of information determined in accordance with GAAP, such as revenue, operating income, operating margin, income from continuing operations, earnings per share from continuing operations and net cash provided by operating activities, with "adjusted revenue," "internal revenue growth," "adjusted operating income," "adjusted operating margin," "adjusted net income," "adjusted earnings per share," "adjusted earnings per share, excluding the Lending Transaction" and "free cash flow." Management believes that adjustments for certain non-cash or other items and the exclusion of certain pass-through revenue and expenses should enhance shareholders' ability to evaluate the company's performance, as such measures provide additional insights into the factors and

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trends affecting its business. Therefore, the company excludes these items from GAAP revenue, operating income, operating margin, income from continuing operations, earnings per share from continuing operations and net cash provided by operating activities to calculate these non-GAAP measures. The corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP measures are included in this earnings release, except for forward-looking measures where a reconciliation to the corresponding GAAP measures is not available due to the variability, complexity and limited visibility of the non-cash and other items described below that are excluded from the non-GAAP outlook measures. See page 12 for additional information regarding the company's forward-looking non-GAAP financial measures.

Examples of non-cash or other items may include, but are not limited to, non-cash deferred revenue adjustments arising from acquisitions, non-cash intangible asset amortization expense associated with acquisitions, non-cash impairment charges, gains or losses from dispositions and unconsolidated affiliates, severance costs, merger and integration costs, certain costs associated with the achievement of the company's operational effectiveness objectives, and certain discrete tax benefits. The company excludes these items to more clearly focus on the factors management believes are pertinent to its operations, and management uses this information to make operating decisions, including the allocation of resources to the company's various businesses.

Internal revenue growth and free cash flow are non-GAAP financial measures and are described on page 11. Management believes internal revenue growth is useful because it presents revenue growth excluding acquisitions, dispositions and the impact of postage reimbursements in the company's Output Solutions business, and including deferred revenue purchase accounting adjustments. Management believes free cash flow is useful to measure the funds generated in a given period that are available for debt service requirements and strategic capital decisions. Management believes this supplemental information enhances shareholders' ability to evaluate and understand the company's core business performance.

These non-GAAP measures may not be comparable to similarly titled measures reported by other companies and should be considered in addition to, and not as a substitute for, revenue, operating income, operating margin, income from continuing operations, earnings per share from continuing operations and net cash provided by operating activities or any other amount determined in accordance with GAAP.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated internal revenue growth, adjusted earnings per share and adjusted earnings per share growth. Statements can generally be identified as forward-looking because they include words such as

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"believes," "anticipates," "expects," "could," "should" or words of similar meaning. Statements that describe the company's future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that may affect the company’s results include, among others: pricing and other actions by competitors; the capacity of the company's technology to keep pace with a rapidly evolving marketplace; the impact of market and economic conditions on the financial services industry; the impact of a security breach or operational failure on the company's business; the effect of legislative and regulatory actions in the United States and internationally; the company's ability to comply with government regulations; the company's ability to successfully identify, complete and integrate acquisitions, and to realize the anticipated benefits associated with the same; the company's ability to successfully complete the Lending Transaction on the anticipated terms and timeline or at all; the impact of the company's strategic initiatives; and other factors included in the company's filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2016, and in other documents that the company files with the SEC. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements. The company assumes no obligation to update any forward-looking statements, which speak only as of the date of this press release.

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Fiserv, Inc.
Condensed Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenue
Processing and services	$1,270	$1,184	$4,833	$4,625
Product	246	247	863	880
Total revenue	1,516	1,431	5,696	5,505

Expenses
Cost of processing and services	576	561	2,291	2,212
Cost of product	202	200	733	747
Selling, general and administrative	313	295	1,150	1,101
Gain on sale of business	—	—	(10)	—
Total expenses	1,091	1,056	4,164	4,060

Operating income	425	375	1,532	1,445
Interest expense	(45)	(42)	(176)	(163)
Interest and investment income (loss) - net	—	—	2	(7)

Income from continuing operations before income taxes and income from investment in unconsolidated affiliate	380	333	1,358	1,275
Income tax (provision) benefit	151	(119)	(158)	(492)
Income from investment in unconsolidated affiliate	1	1	32	147
Income from continuing operations	532	215	1,232	930
Income from discontinued operations	14	—	14	—

Net income	$546	$215	$1,246	$930

GAAP earnings per share - diluted
Continuing operations	$2.50	$0.98	$5.71	$4.15
Discontinued operations	0.07	—	0.07	—
Total	$2.57	$0.98	$5.78	$4.15

Diluted shares used in computing earnings per share	212.5	219.9	215.6	223.9

Earnings per share is calculated using actual, unrounded amounts.

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Fiserv, Inc.
Reconciliation of GAAP to
Adjusted Net Income and Adjusted Earnings Per Share
(In millions, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

GAAP income from continuing operations	$532	$215	$1,232	$930
Adjustments:
Merger, integration and other costs [1]	22	17	74	58
Severance costs	2	4	24	15
Amortization of acquisition-related intangible assets	42	39	159	158
Tax impact of adjustments [2]	(22)	(21)	(85)	(81)
StoneRiver and other investment activity [3]	(1)	—	(32)	(139)
Tax impact of StoneRiver and other investment activity [2]	—	—	11	52
Gain on sale of business [4]	—	—	(10)	—
Tax impact of gain on sale of business [2]	—	—	5	—
Tax benefit [5]	(275)	—	(275)	—
Adjusted net income	$300	$254	$1,103	$993

GAAP earnings per share from continuing operations	$2.50	$0.98	$5.71	$4.15
Adjustments - net of income taxes:
Merger, integration and other costs [1]	0.07	0.05	0.23	0.17
Severance costs	—	0.01	0.07	0.04
Amortization of acquisition-related intangible assets	0.13	0.12	0.49	0.46
StoneRiver and other investment activity [3]	—	—	(0.09)	(0.39)
Gain on sale of business [4]	—	—	(0.02)	—
Tax benefit [5]	(1.30)	—	(1.28)	—
Adjusted earnings per share	$1.41	$1.16	$5.12	$4.43

[1]
Merger, integration and other costs include acquisition and related integration costs of $47 million in 2017 and $36 million in 2016, and certain costs associated with the achievement of the company's operational effectiveness objectives of $27 million in 2017 and $22 million in 2016, including expenses related to data center consolidation activities.

[2]
The tax impact of adjustments is calculated using tax rates of 33 percent and 35 percent in 2017 and 2016, respectively, which approximates the company's annual effective tax rate for the respective years, exclusive of discrete income tax benefits associated with The Tax Cuts and Jobs Act and the actual tax impacts associated with StoneRiver transactions and the gain on sale of business.

[3]	Represents the company's share of net gains on the disposition of a business and a business interest at StoneRiver, as well as a non-cash write-off of a $7 million investment in 2016.

[4]	Represents the gain on the sale of the company's Australian item processing business.

[5]	Represents discrete income tax benefits associated with The Tax Cuts and Jobs Act enacted in December 2017.
See page 3 for disclosures related to the use of non-GAAP financial measures.
Earnings per share is calculated using actual, unrounded amounts.

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Fiserv, Inc.
Financial Results by Segment
(In millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Total Company
Revenue	$1,516	$1,431	$5,696	$5,505
Output Solutions postage reimbursements	(77)	(79)	(281)	(300)
Deferred revenue purchase accounting adjustments	4	2	8	6
Adjusted revenue	$1,443	$1,354	$5,423	$5,211

Operating income	$425	$375	$1,532	$1,445
Merger, integration and other costs	22	17	74	58
Severance costs	2	4	24	15
Amortization of acquisition-related intangible assets	42	39	159	158
Gain on sale of business	—	—	(10)	—
Adjusted operating income	$491	$435	$1,779	$1,676
Operating margin	28.1%	26.1%	26.9%	26.2%
Adjusted operating margin	34.0%	32.1%	32.8%	32.2%

Payments and Industry Products ("Payments")
Revenue	$865	$806	$3,234	$3,090
Output Solutions postage reimbursements	(77)	(79)	(281)	(300)
Deferred revenue purchase accounting adjustments	4	1	8	3
Adjusted revenue	$792	$728	$2,961	$2,793

Operating income	$284	$240	$1,034	$943
Merger, integration and other costs	4	1	7	3
Adjusted operating income	$288	$241	$1,041	$946
Operating margin	33.0%	29.8%	32.0%	30.5%
Adjusted operating margin	36.4%	33.1%	35.1%	33.8%

Financial Institution Services ("Financial")
Revenue	$668	$643	$2,530	$2,477
Deferred revenue purchase accounting adjustments	—	1	—	3
Adjusted revenue	$668	$644	$2,530	$2,480

Operating income	$235	$217	$849	$823
Operating margin	35.1%	33.7%	33.5%	33.2%
Adjusted operating margin	35.1%	33.7%	33.5%	33.2%

Corporate and Other
Revenue	$(17)	$(18)	$(68)	$(62)

Operating loss	$(94)	$(82)	$(351)	$(321)
Merger, integration and other costs	18	16	67	55
Severance costs	2	4	24	15
Amortization of acquisition-related intangible assets	42	39	159	158
Gain on sale of business	—	—	(10)	—
Adjusted operating loss	$(32)	$(23)	$(111)	$(93)

See page 3 for disclosures related to the use of non-GAAP financial measures.
Operating margin percentages are calculated using actual, unrounded amounts.

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Fiserv, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions, unaudited)
	Year Ended December 31,
	2017	2016
Cash flows from operating activities
Net income	$1,246	$930
Adjustment for discontinued operations	(14)	—
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	274	253
Amortization of acquisition-related intangible assets	159	158
Share-based compensation	63	68
Excess tax benefits from share-based awards	—	(51)
Deferred income taxes	(247)	21
Income from investment in unconsolidated affiliate	(32)	(147)
Dividends from unconsolidated affiliate	45	151
Non-cash impairment charges	18	17
Gain on sale of business	(10)	—
Other operating activities	(4)	(2)
Changes in assets and liabilities, net of effects from acquisitions:
Trade accounts receivable	(75)	(88)
Prepaid expenses and other assets	(55)	(68)
Accounts payable and other liabilities	54	178
Deferred revenue	61	11
Net cash provided by operating activities	1,483	1,431

Cash flows from investing activities
Capital expenditures, including capitalization of software costs	(287)	(290)
Payments for acquisitions of businesses, net of cash acquired	(384)	(265)
Proceeds from sale of business	17	—
Purchases of investments	(10)	(1)
Other investing activities	7	2
Net cash used in investing activities	(657)	(554)

Cash flows from financing activities
Debt proceeds	2,310	2,126
Debt repayments	(1,985)	(1,863)
Proceeds from issuance of treasury stock	78	79
Purchases of treasury stock, including employee shares withheld for tax obligations	(1,223)	(1,245)
Excess tax benefits from share-based awards	—	51
Net cash used in financing activities	(820)	(852)

Change in cash and cash equivalents	6	25
Net cash flows from discontinued operations	19	—
Cash and cash equivalents, beginning balance	300	275
Cash and cash equivalents, ending balance	$325	$300

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Fiserv, Inc.
Condensed Consolidated Balance Sheets
(In millions, unaudited)

	December 31,
	2017	2016
Assets
Cash and cash equivalents	$325	$300
Trade accounts receivable – net	997	902
Prepaid expenses and other current assets	603	526
Assets held for sale	50	—
Total current assets	1,975	1,728

Property and equipment – net	390	405
Intangible assets – net	1,882	1,833
Goodwill	5,590	5,373
Other long-term assets	452	404
Total assets	$10,289	$9,743

Liabilities and Shareholders' Equity
Accounts payable and accrued expenses	$1,383	$1,242
Current maturities of long-term debt	3	95
Deferred revenue	552	483
Total current liabilities	1,938	1,820

Long-term debt	4,897	4,467
Deferred income taxes	552	762
Other long-term liabilities	171	153
Total liabilities	7,558	7,202
Shareholders' equity	2,731	2,541
Total liabilities and shareholders' equity	$10,289	$9,743

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Fiserv, Inc.
Selected Non-GAAP Financial Measures
($ in millions, unaudited)

Internal Revenue Growth [1]	Three Months Ended December 31, 2017	Year Ended December 31, 2017
Payments Segment	7%	5%
Financial Segment	5%	3%
Total Company	6%	4%

[1]
Internal revenue growth is measured as the increase in adjusted revenue (see page 8) for the current period excluding acquired revenue and revenue attributable to dispositions, divided by adjusted revenue from the prior year period excluding revenue attributable to dispositions. In the fourth quarter of 2017, acquired revenue was $19 million ($15 million in the Payments segment and $4 million in the Financial segment), and revenue in the comparable prior year period attributable to dispositions was $9 million (all in the Financial segment). Full year 2017 acquired revenue was $49 million ($38 million in the Payments segment and $11 million in the Financial segment), and revenue in the comparable prior year period attributable to dispositions was $29 million (all in the Financial segment).

Free Cash Flow	Year Ended December 31,
	2017	2016
Net cash provided by operating activities	$1,483	$1,431
Capital expenditures	(287)	(290)
Adjustments:
Severance, merger and integration payments	84	54
StoneRiver cash distributions	(45)	(151)
Other	(3)	7
Tax payments on adjustments	(9)	33
Free cash flow	$1,223	$1,084

See page 3 for disclosures related to the use of non-GAAP financial measures.

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Fiserv, Inc.
Forward-Looking Non-GAAP Financial Measures

Internal Revenue Growth - The company's internal revenue growth outlook for 2018 excludes acquisitions, dispositions, including the Lending Transaction, and the impact of postage reimbursements in its Output Solutions business, and includes deferred revenue purchase accounting adjustments. These adjustments are subject to variability and are anticipated to lower 2018 GAAP revenue growth by approximately 2 percentage points as compared to the internal revenue growth rate.

Adjusted Earnings Per Share - The company's adjusted earnings per share outlook for 2018 excludes certain non-cash or other items which should enhance shareholders' ability to evaluate the company's performance, as such measures provide additional insights into the factors and trends affecting its business. Non-cash or other items may be significant and include, but are not limited to, non-cash deferred revenue adjustments arising from acquisitions, non-cash intangible asset amortization expense associated with acquisitions, non-cash impairment charges, gains or losses from dispositions and unconsolidated affiliates, severance costs, merger and integration costs, certain costs associated with the achievement of the company's operational effectiveness objectives, and certain discrete tax benefits. The company estimates that the amortization expense with respect to acquired intangible assets as of December 31, 2017 will be approximately $160 million in 2018. Other adjustments to earnings per share that have been incurred in 2017 are presented on page 7. Estimates of these other adjustments on a forward-looking basis are not available due to the variability, complexity and limited visibility of these items.

The following table presents 2017 results excluding the company's sale of a 55 percent interest of its Lending Solutions business which is targeted to close in the first quarter of 2018.

2017 adjusted earnings per share [1]	$5.12
Estimated impact of the Lending Transaction	(0.16)
2017 adjusted earnings per share, excluding the Lending Transaction	$4.96

2018 adjusted earnings per share outlook	$6.05 - $6.30
2018 adjusted earnings per share growth outlook	22% - 27%

1 See page 7 for a reconciliation of GAAP earnings per share from continuing operations to adjusted earnings per share.
See page 3 for disclosures related to the use of non-GAAP financial measures.

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